Exhibit 10.1
SUMMARY OF EXECUTIVE SALARY AND BONUS ARRANGEMENTS
     The following table summarizes the current annual base salary arrangements of each of our named executive officers.

Named Executive Officer	2005 Base Salary
Ernest S. Rady	$500,000
Chairman of the Board and Chief Executive Officer of Westcorp and Western Financial Bank, Chairman of the Board of WFS Financial Inc

Thomas A. Wolfe	$650,000
President of Westcorp, President and Vice Chairman of Western Financial Bank, President and Chief Executive Officer of WFS Financial Inc

Robert J. Costantino	$400,000
Executive Vice President, Chief Financial Officer and Chief Operating Officer of Westcorp and Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of WFS Financial Inc and Western Financial Bank

William Katafias	$260,000
Senior Vice President and National Production Manager of WFS Financial Inc

Dawn M. Martin	$268,000
Senior Vice President and Chief Information Officer of Westcorp, Executive Vice President and Chief Information Officer of WFS Financial Inc and Western Financial Bank
     Certain of our named executive officers are eligible to participate in our variable pay bonus program, which is intended to provide our executive officers with opportunities to earn bonuses based on our performance as a whole, the performance of their business unit and their individual performance. Under the variable pay bonus program, eligible employees may earn an annual bonus upon their achievement of specified objectives which are established in advance and set forth in their respective variable pay bonus program agreements. Each eligible employee’s bonus objectives are based upon the employee’s job classification and function within our company. For our executive officers, relevant bonus objectives may include financial goals such as overall profitability, loan volume growth, operating earnings, loan delinquency levels, return on equity, return on assets, Community Reinvestment Act results, cost controls and productivity. The most weight is typically given to profitability as it relates to established goals. We generally pay bonuses under our variable pay bonus program on an annual basis, and we expect that bonuses for 2005 will be determined in early 2006. All payments under our variable pay bonus program are subject to approval by our Compensation Committee. Assuming the Compensation Committee approves the variable pay bonuses for our named executive officers and the officers attain their bonus objectives, the target bonuses for Messrs. Rady, Wolfe, Costantino, and Katafias and Ms. Martin would be 55%, 69%, 60%, 60% and 40%, respectively, of their 2005 base salaries.
     The compensation for Ernest Rady was paid by Western Financial Bank. The compensation of Thomas Wolfe, Robert Costantino, William Katafias, and Dawn Martin was paid by WFS Financial Inc. Compensation for officers who are officers of more than one company are allocated as part of a management agreement based upon time spent.
     Each of our executive officers are “at will” employees. All compensation arrangements with our named executive officers are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors.